UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Hill-Rom Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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HILL-ROM HOLDINGS, INC.

PROXY
STATEMENT

Annual Meeting of Shareholders

March 7, 2014
10:00 am (Eastern Time)
Batesville, Indiana

HILL-ROM HOLDINGS, INC.

NOTICE OF ANNUAL MEETING

To Be Held March 7, 2014

The annual shareholders meeting of Hill-Rom Holdings, Inc., an Indiana corporation, will be held at the offices of Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006, on Friday, March 7, 2014, at 10:00 a.m., Eastern time, for the following purposes:

(1)	To elect nine members to the Board of Directors to serve one-year terms expiring at the 2015 annual meeting or until their successors are elected and qualified;

(2)	To consider and vote on a non-binding proposal to approve the compensation of Hill-Rom’s executive officers;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2014; and

(4)	To transact any other items of business that may properly be brought before the meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on December 31, 2013, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Availability of Proxy Materials, over the Internet, by telephone, or via mail, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our shareholders, while significantly lowering the cost of our annual meeting and conserving natural resources.

By Order of the Board of Directors

Susan R. Lichtenstein
Secretary

January 17, 2014

HILL-ROM HOLDINGS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation by the Board of Directors of Hill-Rom Holdings, Inc. (“Hill-Rom”, the “Company”, “we”, “us” or “our”), of proxies for use at the annual meeting of Hill-Rom’s shareholders to be held at our offices located at 1069 State Route 46 East, Batesville, Indiana 47006, telephone (812) 934-7777, on Friday, March 7, 2014, at 10:00 a.m., Eastern time, and at any adjournments of the meeting.  This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 17, 2014.

The proxy statement and annual report to shareholders are available at www.proxyvote.com

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.	Who may vote?

Shareholders holding shares of Hill-Rom common stock as of the close of business on December 31, 2013 are entitled to vote at the annual meeting.  At the close of business on such record date, there were 57,811,789 shares of common stock outstanding and entitled to vote at the annual meeting.  Common stock is the only class of stock outstanding and entitled to vote. You have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the annual meeting.

2.	How can I elect to receive my proxy materials electronically?

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically.  To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet, or go to https://enroll.icsdelivery.com/hrc.  When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

3.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?

No. See below for instructions on how to vote.

4.	How can I access the proxy materials over the Internet?

You can view the proxy materials for the annual meeting on the Internet at www.proxyvote.com.
Please have your 12 digit control number available, which can be found on your Notice Regarding the Availability of Proxy Materials or on your proxy card or voting instruction form.  Our proxy materials are also available on our website at www.hill-rom.com.

5.	How does the Board recommend that I vote?

The Board recommends that you vote

•	FOR each of the nominees for director,
•	FOR the non-binding approval of the compensation of Hill-Rom’s executive officers, and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

6.	How do I vote?

You may vote by any of the following methods:

•
By Telephone or Internet —  You may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•
By Mail — You may submit your proxy vote by mail by signing a proxy card if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope.

•	In Person at the Annual Meeting — You may vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

7.	If I voted by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

8.	Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the annual meeting by the following methods:

•	voting at a later time by telephone or Internet (up to 11:59 p.m. Eastern time on the day before the meeting);

•	writing our Corporate Secretary, Susan R. Lichtenstein, Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006; or

•	giving notice of revocation to the Inspector of Election at the annual meeting.

If you are a street name shareholder and you voted by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

9.	What happens if I do not specify a choice for a proposal when returning a proxy?

If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board of Directors.

If you are a beneficial/street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, they may not vote on the election of directors or on the proposal regarding executive compensation absent instructions from you.  Without your voting instructions on the proposals, a “broker non-vote” will occur with respect to those proposals.

10.	How are votes, including broker non-votes and abstentions, counted?

Votes are counted in accordance with our Amended and Restated Code of By-laws and relevant law.  A broker non-vote or abstention will be counted towards a quorum, but will not be counted in the election of directors or the votes on any of the other proposals.

11.	What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum.  Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

12.	What happens if other matters come up at the annual meeting?

The matters described in the notice of annual meeting are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the persons named on the proxy card or voting instruction form will vote your shares according to their best judgment.

13.	Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board of Directors, will count the votes and act as the Inspector of Election.  The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

14.	Who can attend the annual meeting?

Admission to the annual meeting is limited to shareholders of Hill-Rom, persons holding validly executed proxies from shareholders who held Hill-Rom common stock on December 31, 2013, and invited guests of Hill-Rom.

In order to be admitted to the annual meeting in person, you should pre-register by contacting Hill-Rom’s Investor Relations Department at investors@hill-rom.com, or in writing at Investor Relations, Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, IN 47006, no later than March 1, 2014.  Additionally, proof of ownership of Hill-Rom stock must be shown at the door.  Failure to pre-register or to provide adequate proof that you were a shareholder on the record date may prevent you from being admitted to the annual meeting.  Please read the following rules carefully because they specify the documents that you must bring with you to the annual meeting in order to be admitted.

If you were a record holder of Hill-Rom common stock on December 31, 2013, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of Hill-Rom common stock on December 31, 2013, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Hill-Rom common stock on December 31, 2013.

If you are a proxy holder for a shareholder of Hill-Rom, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hill-Rom who owned shares of Hill-Rom common stock on December 31, 2013, and

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof of the shareholder’s ownership of shares of Hill-Rom common stock on December 31, 2013.

15.	How many votes must each proposal receive to be adopted?

Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if such amount is less than a majority of the votes cast.  However, our Corporate Governance Standards provide that, prior to nomination, director nominees shall submit a letter of resignation that is effective in the event such director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  The Board is required to accept the resignation unless the Board determines that accepting such resignation would not be in the best interests of Hill-Rom and its shareholders.

The non-binding proposal to approve the compensation of our Named Executive Officers and the proposal to ratify the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

16.	Who pays for the proxy solicitation related to the annual meeting?

We do.  In addition to sending you or making available to you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, e-mail or in person.  You may also be solicited by means of press releases issued by Hill-Rom, postings on our website, and advertisements in periodicals.  None of our officers or employees will receive any extra compensation for soliciting you.  We have retained Innisfree M&A Incorporated to assist us in soliciting your proxy for an estimated fee of $8,000 plus reasonable out-of-pocket expenses.   We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hill-Rom common stock.

17.	If I want to submit a shareholder proposal for the 2015 annual meeting, when is it due and how do I submit it?

In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2015 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Secretary of Hill-Rom at our principal offices in Batesville, Indiana no later than September 19, 2014, which is 120 days prior to the calendar anniversary of the mailing date of this proxy statement.

In addition, our Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Secretary of Hill-Rom at our principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 27, 2014 for the 2015 annual meeting of shareholders.  The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

18.	How can I obtain a copy of the Annual Report on Form 10-K?

You may receive a hardcopy of proxy materials, including the Annual Report on Form 10-K, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials.  The Annual Report on Form 10-K is also available on our website at www.hill-rom.com.

19.	Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the conclusion of the annual meeting and publish the final voting results in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the annual meeting.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 – Election of Directors

The Board currently consists of nine members, and the terms of all the directors expire at the upcoming annual meeting.  The shareholders will therefore elect nine members of the Board to serve one-year terms expiring at the 2015 annual meeting of shareholders or until their successors are elected and qualified.  Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation (other than broker non-votes) will be voted in favor of electing as directors the nominees listed below for the terms indicated.  If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board, or the position may become vacant.

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of Directors of each of the nominees named below.

 NOMINEES:

Name	Age	Principal Occupation	Director Since
Rolf A. Classon	68	Chairman of the Board of Hill-Rom	2002
John J. Greisch	58	President and Chief Executive Officer of Hill-Rom	2010
William G. Dempsey	62	Retired Executive Vice President, Global Pharmaceuticals, Abbott Laboratories	Nominee
James R. Giertz	56	Senior Vice President and Chief Financial Officer of H.B. Fuller Company	2009
Charles E. Golden	67	Retired Executive Vice President and Chief Financial Officer of Eli Lilly and Company	2002
William H. Kucheman	64	Former Interim Chief Executive Officer of Boston Scientific Corp.	2013
Ronald A. Malone	59	Retired Chief Executive Officer of Gentiva Health Services, Inc.	2007
Eduardo R. Menascé	68	Retired President, Enterprise Solutions Group, Verizon Communications	2004
Joanne C. Smith, M.D.	53	President and Chief Executive Officer of the Rehabilitation Institute of Chicago	2003

ROLF A. CLASSON

Mr. Classon became Chairman of the Board of Hill-Rom in 2006 after joining in 2002. He served as Interim President and Chief Executive Officer of Hill-Rom from May 2005 until March 2006 and as Vice Chairman of the Board from December 2003 until his election as Interim President and Chief Executive Officer.  From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1990, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon currently serves as a director of Auxilium Pharmaceuticals, Inc., Fresenius Medical Care and Tecan Group, and was previously a director of Millipore Corporation until 2010, and PharmaNet Development Group, Inc. until 2009.

Mr. Classon has extensive experience in the health care industry, including positions in management and on the boards of several companies. His service as a senior officer in numerous international corporations brings an extensive breadth of knowledge and valuable insight to the Board.

JOHN J. GREISCH

Mr. Greisch, was elected President & Chief Executive Officer of Hill-Rom effective January 8, 2010. Mr. Greisch was most recently President International Operations for Baxter International, Inc., a position he held since 2006. During his seven year tenure with Baxter, he also served as Baxter's Chief Financial Officer and as President of Baxter's BioScience division. Before his time with Baxter, he was President & CEO for FleetPride Corporation in Deerfield, Ill., an independent after-market distribution company serving the transportation industry. Prior to his tenure at FleetPride, he held various positions at The Interlake Corporation in Lisle, Ill., a leading global engineered materials and industrial equipment supplier, including serving as President of the company's Materials Handling Group. Mr. Greisch currently serves on the Board of Directors for Actelion Ltd., and AdvaMed. Additionally, he is on the Board of Directors for Ann & Robert H. Lurie Children's Hospital of Chicago and the Board of Trustees for the John G. Shedd Aquarium in Chicago. Through January 2010, Mr. Greisch served as a director of TomoTherapy, Inc.

As the CEO of Hill-Rom, Mr. Greisch brings valuable multinational experience with multiple roles in a major public healthcare company, including as Chief Financial Officer, as well as operational insights and business knowledge to the Board.

WILLIAM G. DEMPSEY

William Dempsey is a new nominee to the Board.  Mr. Dempsey previously held various executive positions with Abbott Laboratories from 1982 until 2007, including, Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999.  He currently serves as a director of Landauer Inc., Nordion Inc., and Hospira, Inc., and was formerly a director of Tyrx, Inc., a privately held drug delivery technology company.   He is also a member of the Salvation Advisory Board in Chicago and the steering committee for the Guadalupe Center in Innokalee Florida.  He previously served as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative.  He is a former member of the Governing Council of Good Shepherd Hospital and former Co-chairman of the North Chicago Unit School District, 5 year strategy initiative.

Mr. Dempsey has extensive experience in the health care industry, including positions in management and on the boards of several companies.  In addition, his international operations experience and his service as a senior officer at a large company makes him highly qualified to serve on the board.

JAMES R. GIERTZ

Mr. Giertz has served as a director of Hill-Rom since 2009. He has been Senior Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota, since March 2008.   Prior to joining H.B. Fuller, he served as Senior Managing Director, Chief Financial Officer and, for several months in 2007 a director, of Residential Capital, LLC, one of the largest originators, servicers and securitizers of home loans in the United States.  Prior to that, he was Senior Vice President of the Industrial Products division, and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts.  In addition, Mr. Giertz served as assistant treasurer of the parent company at General Motors, and also held several international treasury positions in Canada and Europe. Mr. Giertz also serves on the Board of the  Junior Achievement of the Upper Midwest.

Mr. Giertz has extensive experience in financial statement preparation and accounting, and operations, and his service as a senior officer in large corporations brings knowledge and valuable insight to the Board.  In addition, his international experience is a valuable asset to the Board.

CHARLES E. GOLDEN

Mr. Golden has served as director of Hill-Rom since 2002. He served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the boards of Eaton Corporation PLC and Unilever NV/PLC. He also serves as a director of the Lilly Endowment and Indiana University Health.

Mr. Golden has a comprehensive knowledge of both U.S. GAAP and IFRS, has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. His significant financial healthcare experience brings valuable financial operations rigor and insight to the Board.

WILLIAM H. KUCHEMAN

Mr. Kucheman has served as a director of Hill-Rom since 2013.  He previously served as interim Chief Executive Officer for Boston Scientific Corp.  Before being named interim CEO in October 2011, he was Executive Vice President and President of the Cardiology, Rhythm and Vascular (CRV) Group of Boston Scientific. He joined the company in 1995 as a result of Boston Scientific’s acquisition of SCIMED Life Systems, Inc. becoming Senior Vice President of Marketing.  In this role, Mr. Kucheman was responsible for global marketing. He has served on several industry boards, including the board of directors of the Global Health Exchange.

Mr. Kucheman’s executive experience with invasive medical devices, including FDA regulation, commercialization process, government reimbursement, and clinical marketing, makes him highly qualified to serve on the Board.

RONALD A. MALONE

Mr. Malone has served as a director of Hill-Rom since 2007. He served as Chairman of the Board of Gentiva Health Services from 2002 to 2011, as Chief Executive Officer from 2002 through 2008, and as a director through 2012.  He joined Gentiva in 2000 as Executive Vice President and President of Gentiva’s Home Health Division.  Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada.  He is a director of Capital Senior Living, Inc., a former director of the National Association for Home Care & Hospice and a former director and chairman of the Alliance for Home Health Quality and Innovation.

Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies.  In addition, his experience as an officer of other health care companies provides the Board with valuable operational experience.

EDUARDO R. MENASCÉ

Mr. Menascé has served as a director of Hill-Rom since 2004. He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc. Prior to Verizon, he was the President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000, and also held senior positions at CANTV in Venezuela, Wagner Lockheed and Alcatel in Brazil, and GTE Lighting in France. Mr. Menascé currently serves on the Boards of Directors of Pitney Bowes Inc., John Wiley & Sons, Inc. and Hillenbrand, Inc., and formerly served on the board of KeyCorp.

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company. This operational experience, his experience on other public company boards, and his experience as a director of the New York chapter of the National Association of Corporate Directors, all provide the Board with valuable insight.

JOANNE C. SMITH, M.D.

Dr. Smith has served as a director of Hill-Rom since 2003 and as Vice Chair of the Board of Directors from 2005 through 2012. She was elected as President and Chief Executive Officer of the Rehabilitation Institute of Chicago in 2006.  Prior to that, Dr. Smith had been the President of the National Division of the Rehabilitation Institute of Chicago, among other positions. Since 1992 she has been an attending physician at the same institution.  She also serves on the Boards of Directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems.  Dr. Smith is also a member of the HealthCare Roundtable of Madison Dearborn Partners, a private equity firm.

Dr. Smith’s executive background, her public company director experience, her experience as a practicing physician and her knowledge of and background in the healthcare and medical technology industry (particularly relevant for Hill-Rom’s business) make her a valuable member of the Board.

Proposal No. 2 – Non-binding Vote on Executive Compensation

At the 2011 annual meeting, the shareholders and Board of Hill-Rom determined to hold a non-binding vote on Executive Compensation each year.  Last year, the shareholders approved this resolution on executive compensation with over 93% of shares (excluding abstentions and broker non-votes) being cast in favor of our executive compensation.  Accordingly, we are presenting to our shareholders their annual vote (on a non-binding basis) on the following resolution:

“RESOLVED, that the shareholders of Hill-Rom Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers and the overall compensation policies and procedures employed by Hill-Rom, disclosed pursuant to Item 402 of Regulation S-K, and described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

As described under “Compensation Discussion and Analysis” beginning on page 19, our philosophy in setting executive compensation is to provide a total compensation package that allows us to continue to attract, retain and motivate talented executives who drive our Company’s success, while aligning compensation with the interests of our shareholders and ensuring accountability and transparency.  Consistent with the philosophy, a significant majority of the total compensation opportunity for each of our named executive officers is based on measurable corporate, business area and individual performance, both financial and non-financial, and on the performance of our shares on a long-term basis.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation and Management Development Committee (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of this resolution.

Proposal No. 3 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Subject to shareholder ratification, the Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2014.  Representatives from PwC will be present at the annual meeting with an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate and has adopted guidelines that non-audit related services, should not exceed the total of audit and audit related fees.  During fiscal 2013, PwC’s fees for non-audit related services fell within these guidelines.

The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the years ended September 30, 2013 and 2012, and fees billed for other services rendered by PwC during those periods.

	2013	2012
Audit Fees (1)	$2,628,580	$2,028,480
Tax Fees (2)	$943,800	$1,232,823
All Other Fees (3)	$146,800	$146,800
Total	$3,719,180	$3,408,103

1)
Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, acquisition accounting, statutory audits of European and other foreign entities and accounting for unusual transactions.

2)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

3)	All Other Fees were fees billed by PwC for all other products and services provided to us.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership

The Board is currently led by our non-executive independent Chair, Mr. Classon. The Board has determined that the leadership of the Board is best conducted by an independent Chair. This allows the Chair to provide overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. Greisch, provides leadership with respect to the day-to-day management and operation of our business.  We believe the separation of the offices allows Mr. Classon to focus on managing Board matters and allows Mr. Greisch to focus on managing our business.  In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role.

Executive sessions (meetings of outside and independent directors without management present) are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings.  The Chair generally presides at executive sessions of non-management directors.

Board’s Role in Strategic Planning and Oversight of Risk Management

The Board is responsible for directing and overseeing the management of Hill-Rom’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, members of senior management review their organizations and present their long-range strategic plans to the Board, and at the start of each fiscal year, the Board reviews and approves the Company’s operating plan and budget for the next year.

A fundamental part of setting Hill-Rom’s business strategy is the assessment of the risks Hill-Rom faces and how they are managed. Quarterly, senior management meets to review and discuss the Company’s top enterprise risks.  The output of these meetings is provided and discussed at each Board meeting.  In addition, the Board, the Nominating/Corporate Governance Committee, and the Audit Committee meet regularly throughout the year with our financial and treasury management teams and with our Chief Compliance Officer, Vice President, Internal Audit and Chief Legal Officer to assess the financial, legal, compliance, and operational/strategic risks throughout our businesses and review our insurance and other risk management programs and policies.  These regular meetings enable the Board to exercise its ultimate oversight responsibility for Hill-Rom’s risk management processes.

In addition, the Compensation Committee assesses Hill-Rom’s compensation structure on a regular basis to appropriately align risks and incentives for our executive management.  See “Compensation Discussion and Analysis” below for additional information.

Communications with Directors

Shareholders of Hill-Rom and other interested persons may communicate with the Board, the Chair of the Board, the chairs of Hill-Rom’s Nominating/Corporate Governance Committee, Audit Committee or Compensation Committee or the non-management directors of Hill-Rom as a group by sending an email to investors@hill-rom.com.  The email should specify which of the foregoing is the intended recipient.

Director Attendance at Annual Meeting

Hill-Rom does not have a formal policy regarding director attendance at its annual meetings of shareholders, but Hill-Rom’s directors generally do attend the annual meetings.  The Chair of the Board presides at the annual meeting of shareholders, and the Board holds one of its regular meetings in conjunction with the annual meeting of shareholders.  Eight of nine members of the Board at the time of our 2013 annual meeting of shareholders attended that meeting in person.

Corporate Governance Standards and Code of Ethics

The Board has adopted Corporate Governance Standards that provide the framework for the effective functioning of the Board of Directors.  In addition, the Board has adopted a Global Code of Conduct that applies to everyone who conducts business for and with Hill-Rom including all directors, officers , other employees of Hill-Rom suppliers and other business partners, and which constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. The Board reviews, from time to time, and makes changes to the Code based on recommendations made by the Audit Committee of the Board.  They are both available via the Investor Relations section of the Hill-Rom website at http://ir.hill-rom.com.

Determinations with Respect to Independence of Directors

The Board determines the independence for each member of the Board based on an annual evaluation performed and recommendations made by the Nominating/Corporate Governance Committee, consistent with the applicable rules of the New York Stock Exchange.  When making these determinations, the Board considered these standards, and in particular considered the following:

 Joanne C. Smith, M.D. has served as President and Chief Executive Officer of the Rehabilitation Institute of Chicago since October 2006, which purchased approximately $167,000, $384,000 and $91,627 of products and services from Hill-Rom in fiscal years, 2011, 2012 and 2013 respectively.  These amounts are significantly less than 2% of the gross revenues of the Rehabilitation Institute of Chicago in those years.

Based on these standards and all relevant facts and circumstances, the Board has determined that each of Rolf A. Classon, William G. Dempsey, James R. Giertz, Charles E. Golden, William H. Kucheman, Ronald A. Malone, Eduardo R. Menascé, and Joanne C. Smith, M.D. is independent, and that John J. Greisch and W August Hillenbrand are or were not independent.

Transactions with Related Persons

The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee.  The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including: the benefits to us, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available for similar transactions with unrelated third parties.

Meetings, Committees and Position Specifications of the Board of Directors

During the fiscal year ended September 30, 2013, the Board held seven meetings.  During this period, no incumbent member of the Board attended fewer than 90% of the aggregate number of meetings of the full Board and the meetings of the committees on which he or she served.  The Board has adopted position specifications applicable to members and nominees.  The specifications provide, in general, that a candidate must be of sound character, be an expert in his or her chosen field, be knowledgeable of Hill-Rom’s business (or be willing to become so) and have experience as an overseer of, and advisor to, senior management.  In addition, the particular skills and talents of any director nominee should positively contribute to the diversity of the various skills and talents of the Board as a whole.

The following table shows the composition of the committees of the Board, all of which operate pursuant to written charters:

Director	Audit Committee	Nominating/ Corporate Governance Committee	Compensation Committee
Rolf A. Classon (Board Chair) (I)		✓	✓
John J. Greisch
William G. Dempsey (I)*			✓
James R. Giertz (I)	✓
Charles E. Golden (I)	C	✓
William H. Kucheman (I)	✓
Ronald A. Malone (I)		✓	C
Eduardo R. Menascé (I)	✓
Joanne C. Smith, M.D. (I)		C	✓
Number of Meetings in FY 2013	10	8	6

I = Independent Director
C = Committee Chair
* Mr. Dempsey will join the Compensation Committee, assuming his election to the Board.

The Audit Committee has general oversight responsibilities with respect to Hill-Rom’s financial reporting and controls, and legal, regulatory and ethical compliance.  It regularly reviews Hill-Rom’s financial reporting process, its system of internal control over financial reporting, legal and regulatory compliance and ethics, and internal and external audit processes.   Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board of Directors has determined that each of Messrs. Golden, Giertz, Kucheman, and Menascé is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee assists the Board in ensuring that the officers and key management of Hill-Rom are effectively compensated in a way that is internally equitable and externally competitive.  The Compensation Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hill-Rom.

The Nominating/Corporate Governance Committee assists the Board in ensuring that Hill-Rom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with NYSE listing standards and other regulations and identifying candidates for the Board of Directors.  It also assists the Audit Committee with Hill-Rom’s non-financial compliance oversight.

Nomination of Directors for Election

The Nominating/Corporate Governance Committee considers director candidates recommended by shareholders, and any such recommendations should be communicated to the Chair of the Nominating/Corporate Governance Committee in the manner described above in “Communications with Directors” and should be accompanied by substantially the same types of information as are required under Hill-Rom’s Code of By-laws for shareholder nominees.

Hill-Rom’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of Hill-Rom may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting.  For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Hill-Rom and any nominee must satisfy the qualifications established by the Board of Directors of Hill-Rom.   To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hill-Rom first makes public disclosure of the meeting date.  The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2013, the following directors served on the Compensation Committee:  Ronald A. Malone, Joanne C. Smith, M.D. and Rolf A. Classon.  The Compensation Committee had no interlocks or insider participation.

Availability of Governance Documents

Copies of Hill-Rom’s Corporate Governance Standards, Global Code of Ethical Business Conduct and Board committee charters are available on the Investor Relations section of the Hill-Rom’s website at www.hill-rom.com or in print to any shareholder who requests copies through Hill-Rom’s Investor Relations office.  Also available on Hill-Rom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer and Chair of the Board of Directors and its committees, and other members of the Board of Directors.

AUDIT COMMITTEE REPORT

Management is responsible for Hill-Rom’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of Hill-Rom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon.  The Audit Committee of the Board of Directors (the “Committee”) has the responsibility to monitor and oversee these processes.

The Committee meets separately at most regular committee meetings with management, the Vice President of Internal Audit and Hill-Rom’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation.  In addition, the Committee approves, subject to shareholder ratification, the appointment of Hill-Rom’s outside independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and pre-approves all audit and non-audit services to be performed by the firm.

The Committee has reviewed and discussed the consolidated financial statements with management and PwC.  Management represented to the Committee that Hill-Rom’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).  Management and the independent registered public accounting firm also made presentations to the Committee throughout the year on specific topics of interest, including:  (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) Hill-Rom’s critical accounting policies; (vi) the applicability of new and proposed accounting releases; and (vii) SEC accounting developments.

PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to Hill-Rom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB.  The Committee discussed this finding, and also considered whether non-audit consulting services provided by PwC could impair the auditors’ independence and concluded that such services have not done so.

Based upon the foregoing, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Hill-Rom’s Annual Report on Form 10-K for the year ended September 30, 2013.

In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of Hill-Rom the certifications required to be given by such officers in connection with Hill-Rom’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.

Submitted by the Audit Committee Charles E. Golden (Chair) Eduardo R. Menascé James R. Giertz William H. Kucheman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of December 31, 2013 by:

•	each of our directors and our Named Executive Officers;
•	all of our directors and executive officers as a group; and
•	each person or entity that is known by us to be the beneficial owner of more than five percent of our common stock.

Our common stock is our only class of equity securities outstanding.  Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.  None of the shares beneficially owned by our directors and executive officers are pledged as security.  The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from December 31, 2013, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from December 31, 2013.  Except as specified below, the business address of the persons listed is our headquarters, 1069 State Route 46 East, Batesville, Indiana 47006.

Name of Beneficial Owner	Shares Owned Directly(1)	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers:
Rolf A. Classon	15,806	-	59,171	74,977	*
John J. Greisch	41,601	-	461,109	502,710	*
William G. Dempsey	-	-	-	-	*
James R. Giertz	2,000	-	14,646	16,646	*
Charles E. Golden	4,588	-	40,601	45,189	*
W August Hillenbrand (2)	166,439	851,367	32,807	1,050,613	1.8%
William Kucheman	-	-	4,212	4,212	*
Ronald A. Malone	-	-	22,872	22,872	*
Eduardo R. Menascé	-	-	26,471	26,471	*
Joanne C. Smith, M.D.	2,000	-	36,563	38,563	*
Mark J. Guinan	19,036	-	-	19,036	*
Alejandro Infante Saracho	10,160	-	54,484	64,644	*
Susan R. Lichtenstein	6,572	-	65,159	71,731	*
Michael Macek	1,935	-	7,740	9,675	*
Edward Gregory Pritchard	7,500	-	-	7,500	*

All directors and executive officers as a group (21 individuals)	292,984	851,367	964,853	2,109,204	3.6%

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class

Other 5% Beneficial Owners:	3,301,601 (3)	5.7%
BlackRock Inc. 40 East 52nd Street New York, NY 10022

Fidelity Management & Research Co. 245 Summer Street Boston, MA 02210	4,272,024 (4)	7.4%

SouthernSun Asset Management LLC 6070 Popular Ave Suite 300 Memphis, TN 38119	3,005,152 (5)	5.2%

The Vanguard Group P.O Box 2600 Valley Forge, PA 19482	3,179,877 (6)	5.5%

* Less than 1% of the total shares outstanding.

(1)	Includes shares of common stock purchased under our employee stock purchase plan over the first quarter of fiscal year 2014 and issued December 31, 2013.

(2)	Mr. Hillenbrand resigned from the Board of Directors in January 2014.

(3)	This information is based solely on Schedule 13F filed by BlackRock, Inc. with the SEC on November 12, 2013.

(4)	This information is based solely on Schedule 13F filed by The Vanguard Group with the SEC on November 7, 2013.

(5)	This information is based solely on Schedule 13F filed by SouthernSun Asset Management LLC with the SEC on November 14, 2013.

(6)	This information is based solely on Schedule 13F filed by Fidelity Management & Research Co. with the SEC on November 14, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation programs and how they apply to our Named Executive Officers (“NEOs”), including:

John J. Greisch	President and Chief Executive Officer
Mark J. Guinan*	Former Senior Vice President and Chief Financial Officer
Michael S. Macek*	Vice President, Treasurer and Interim Chief Financial Officer
Alejandro Infante Saracho	Senior Vice President and President International
Susan R. Lichtenstein	Senior Vice President, Corporate Affairs, Chief Legal Officer & Corporate Secretary
Edward Gregory Pritchard*	Former Senior Vice President and President of Surgical and Respiratory Care
* Mr. Guinan resigned as Senior Vice President Chief Executive Officer on July 26, 2013 and Mr. Macek assumed the position as interim Chief Financial Officer, and Mr. Pritchard resigned as Senior Vice President and President of Surgical and Respiratory Care on November 11, 2013 and was replaced on such date by Taylor Smith.  Mr. Macek stepped down as interim CFO on December 30, 2013 when James Saccaro joined Hill-Rom as CFO.

Key Fiscal 2013 Achievements

In fiscal 2013, Hill-Rom executed a number of key business initiatives despite the weak capital spending environment in North America.  Specifically:

•	Achieved a total stockholder return (“TSR”) of 24.6%, outpacing the S&P 500 and our peer group.

•
Increased Hill-Rom’s dividend by approximately 10% (the third time in three years) and repurchased $94 million of common shares, returning in total over $125 million to shareholders – almost half of our operating cash flow.  Moreover, in the last three fiscal years, Hill-Rom has returned a total of over $300 million to shareholders.

•	Increased both revenue and operating cash-flow year over year, and delivered adjusted EPS at the high end of our guidance range.

•	Kept adjusted SG&A (excluding acquisition related amortization) under 30% of revenues in 2013, achieving the second lowest level since the 2008 spin-off of our funeral business.

•
Launched multiple new and innovative products, including a new ICU bed frame called ProgressaTM, a hand hygiene compliance product, the Allen® Advance spine surgical table, and MetaNeb® 4.0, an airway clearance device.

Links Between Executive Compensation and Company Performance

The 2013 say-on-pay resolution was approved by 93% of shareholders (excluding abstentions and broker non-votes).  The Hill-Rom Board’s Compensation Committee took that as a sign that the Company’s incentive compensation philosophy was effective, market-appropriate, and in line with shareholder expectations.  However, the Company has a policy of meeting with shareholders to listen to dissenting opinions when the opportunity arises.

•
Executive compensation is comprised of (1) base salary, (2) variable cash incentive awards (Short Term Incentive Compensation or STIC) and (3) long-term, equity-based incentive awards (Long-Term Incentives or LTI).

•	The Compensation Committee generally targets total compensation at the 50th percentile of compensation paid by our peer group.

•
Our variable cash incentive award was based on two metrics in fiscal 2013: revenue and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  Adjusted earnings per share will be used instead of adjusted EBITDA in fiscal 2014.

•
As shown below, the significant majority of our executive’s compensation is tied to company performance, and the actual pay realized by our CEO is substantially less than that reported in the summary compensation table.

FY 2013 Target CEO Compensation Summary	FY 2013 Target Continuing NEOs Compensation Summary

Total at Risk: 83%	Total at Risk: 71%

*Continuing NEOs are Ms. Lichtenstein and Mr. Infante Saracho

CEO Reported Pay vs. Realized Pay

Fiscal Year	Reported Pay	Realized Pay*	Realized Pay as a Percentage of Reported Pay
2013	$5,252,811	$1,850,813	35%
2012	$4,810,330	$2,490,950	52%
2011	$5,508,763	$1,959,783	36%

*Realized pay includes, with respect to any fiscal year, salary and cash bonus actually paid in such year, the fair value of stock awards vesting in such year, the gain from any exercised stock options, and the value of other perquisites received.

Process for Determining Compensation

Hill-Rom’s compensation program is designed to:

•	Align management’s interests with those of shareholders;

•	Motivate and provide incentives for employees to achieve superior results;

•	Ensure clear accountabilities and provide rewards for producing results;

•	Ensure competitive compensation in order to attract and retain superior talent; and

•	Ensure simplicity and transparency in compensation structure.

Hill-Rom’s compensation program has generally targeted the 50th percentile of compensation paid by companies with which Hill-Rom competes for executive talent.  However, the Compensation Committee believes that it is critical to retain flexibility in setting compensation when competing for the top executive talent necessary to grow Hill-Rom’s business and increase shareholder value, and has indicated that it will exceed this target when necessary.  In addition, because Hill-Rom utilizes performance-based compensation, in any given year total compensation can vary when pre-established business and/or personal criteria targets are exceeded or are not achieved.  Accordingly, a significant portion of our executives’ compensation is at risk and tied to the achievement of pre-established corporate financial objectives.  A brief summary of the elements of the FY 2013 and 2014 compensation program can be found below:

Element	Purpose	Key Characteristics
Base Salary	Reflects each executive’s base level of responsibility, qualifications and contributions to the company	Fixed compensation that is reviewed and, if appropriate, adjusted annually
Variable Cash Incentive - STIC Award	Motivates our executives to achieve annual company objectives that the Board believes will drive long-term growth in shareholder value
For FY 2014, this annual cash bonus will be earned by achieving designated levels of revenue and adjusted EPS; FY 2013 was based on revenue and adjusted EBITDA; payouts for both years are adjusted for individual performance

Long-term, Equity Incentive - PSU Award	Motivates our executives by directly linking their compensation to the value of our stock relative to our peer group
For FY 2014, the ultimate number of units earned will be based on free-cash flow, as adjusted by our total shareholder return as compared to our peer group; FY 2013 grants were based solely on total shareholder return

Long-term, Equity Incentive - RSU Award	Motivates our executives by tying compensation to long-term stock appreciation; additionally, the time-vesting nature of the awards helps enable executive retention	Long-term restricted stock units vest on a three or five year cliff basis
Long-term, Equity Incentive - Stock Options	Motivates our executives by linking their compensation to appreciation in our stock price	Stock options vest 25% per year over a four year period

The Board’s Compensation Committee is charged with ensuring that Hill-Rom’s compensation programs meet the objectives outlined above.  In that role, the Compensation Committee makes all executive compensation decisions, administers Hill-Rom’s compensation plans and keeps the Board informed regarding executive compensation matters.  The Compensation Committee, in consultation with Hill-Rom’s independent compensation consultant and the full Board, determines the compensation of the Chief Executive Officer.  The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of his direct reports, including Hill-Rom’s other Named Executive Officers.  From time to time, Hill-Rom management also provides recommendations to the Compensation Committee regarding modifications to the elements and structure of Hill-Rom’s compensation program.

The Compensation Committee considers peer group data, survey data and other factors when determining the elements and amounts of compensation.  The Compensation Committee also considers the results of the annual advisory ‘say-on-pay’ proposal and incorporates such results as one of the factors considered in connection with the discharge of its responsibilities, although no factor is assigned a quantitative weighting. Because a substantial majority, 93% of our stockholders (excluding abstentions and broker non-votes) approved the compensation program described in our proxy statement in 2013, the Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote.

Peer Group and Survey Data.  As one of several factors in considering approval of elements of Hill-Rom’s compensation programs, the Compensation Committee compares Hill-Rom’s compensation programs and performance against an approved peer group of companies.  The compensation peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that are similar in size and in similar industries as Hill-Rom and with whom Hill-Rom may compete for executive talent.

The Compensation Committee selected the following peer group with the assistance of its independent compensation consultant focusing on companies whose revenues were comparable to Hill-Rom’s.   The Compensation Committee reviews the peer group annually.    Hill-Rom’s annual revenue is approximately equal to the median revenue of the peer group.  After reviewing, there were no changes to the peer group from the prior year.
Peer Group Companies
Alere Inc.	Intuitive Surgical, Inc.
C. R. Bard, Inc.	Invacare Corporation
CareFusion Corp.	Mednax, Inc.
Chemed Corp.	PerkinElmer, Inc.
Conmed Corporation	ResMed Inc.
Dentsply International Inc.	Sirona Dental Systems Labs, Inc.
Edwards Lifesciences Corporation	Steris Corporation
Hologic, Inc	Teleflex, Inc.
Hospira, Inc.	The Cooper Companies, Inc.
IDEXX Laboratories, Inc.	Varian Medical Systems, Inc.
Integra Lifesciences Holdings Corporation	West Pharmaceutical Services, Inc.
Zimmer Holdings, Inc.

In addition to peer group data, the Compensation Committee considers survey data that include a broad sample of Fortune 1000 companies, focusing primarily on companies with revenues within a range comparable to Hill-Rom’s, companies in the manufacturing industry and companies with a comparable number of full time equivalent employees.  The purpose of the survey data is to provide an additional source of market data to validate the findings under the proxy analysis.  The Company used the Mercer Benchmark Database Survey Report on Top Management Compensation for this purpose.

Other Factors.  The Compensation Committee is aware that it cannot establish total executive compensation levels solely on the basis of the median range of competitive benchmark survey data without the consideration of additional information and available analysis. Accordingly, the committee also takes into account external and internal factors when establishing the total compensation of each executive.  Some of these factors include the executive’s length of service, the level of experience and responsibility, external market conditions, complexity of position, individual performance, internal pay equity within Hill-Rom and the degree of replacement difficulty.  In addition, the committee periodically reviews the total compensation of Hill-Rom’s Named Executive Officers in comparison to the total compensation of its peer group companies.  The purpose of this high level review is to look at all elements of compensation that are not typically captured within a total direct compensation analysis covering base salary, annual incentive, and long term incentive compensation and, if there were significant differences, to understand what elements of compensation gave rise to the difference.

Compensation Consultant

The Compensation Committee engages nationally recognized outside compensation and benefits consulting firms to evaluate independently and objectively the effectiveness of and assist with implementation of Hill-Rom’s compensation and benefit programs and to provide the Compensation Committee with additional expertise in the evaluation of Hill-Rom’s compensation practices.  During the fiscal year ending September 30, 2013, the Compensation Committee retained ExeQuity as its compensation and benefits consulting firm, replacing the committee’s previous consultant, Mercer, part way through the year.  ExeQuity has been asked by the Compensation Committee to provide guidance on compensation proposals, including changes to compensation levels, the design of incentive plans, as well as relevant information about market practices and trends.  ExeQuity is an independent compensation consultant that provided no other services to Hill-Rom other than those services provided to the Compensation Committee.

Over the course of fiscal year 2013, we paid Mercer $730,224 in total fees, of which $42,409 related to executive compensation.  The Compensation Committee met in executive session and discussed the independence of Mercer, and whether the other services that Mercer provided beyond those related to executive compensation created a conflict of interest.  After considering the six independence factors discussed in the relevant SEC rules, the Compensation Committee determined that the non-executive compensation consulting services Mercer and ExeQuity provided to Hill-Rom did not impair their independence, and no conflict of interest existed pursuant to S-K 407(e)(3)(iv).

Risk Assessment of Compensation Policies and Practices

Assisted by its compensation consultant, the Compensation Committee met in executive session and reviewed our material compensation policies and practices applicable to our employees and executive officers.  It concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Key features of the compensation program supporting this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•	effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion;
•	compensation programs designed to avoid excessive risk-taking; and
•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policies.

Key Governance Features Relating to Executive Compensation

The Hill-Rom Board has instituted a number of corporate governance features related to executive compensation, which are highlighted below and described more fully later.

Element	Purpose	Key Characteristics
Stock Ownership Guidelines	To align the long-term interests of executives with shareholders	Within five years of joining Hill-Rom, the CEO is required to own shares equal to 4x his/her annual salary; other executives are required to own 2x their annual salaries
Compensation Recoupment (Clawback) Policy	To ensure that compensation is paid only upon proven results
If there is a material restatement of financial results due to the misconduct of an executive officer, then the Compensation Committee can recoup from that executive officer all performance-based compensation and any trading profits on trades in Hill-Rom securities received during the prior 24 months

Anti-Hedging/Pledging Policy	To ensure that equity compensation is an effective method to align the interests of executives and shareholders	No officer may enter into any hedge or pledge of Hill-Rom stock; exceptions may only be made by the Board, and the Board has never made an exception under the current policy
No Gross-Ups	To minimize distortions in Hill-Rom’s compensation policies	No Hill-Rom executive officer receives any gross-ups for perquisites or excise taxes, such as 280G taxes in the event of a change of control
Double-Trigger Change in Control Agreements	To prevent undue windfalls in the event of a change of control	All executive officers have double trigger change of control agreements, which are only triggered if an executive is terminated in the event of a change of control
Short-Term Employment Agreements	To ensure that executives are properly motivated to perform their individual duties on a short-term basis
All executive employment agreements are terminable on sixty (60) days’ notice, for any reason or no reason; under certain circumstances (e.g.; termination without cause) the company may be required to pay severance

Say-on-Pay Vote	To provide a mechanism for shareholder feedback regarding Hill-Rom’s compensation practices	Hill-Rom voluntarily adopted an annual say on pay vote prior to such vote being mandated by law

Elements of Executive Compensation

The three major components of Hill-Rom’s executive officer compensation are: (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.  These three components, as well as the program as a whole, are designed to be competitive with our peers.

Base Salary

Hill-Rom provides senior management a base salary that is competitive and consistent with their positions, skill levels, experience, knowledge and length of service with Hill-Rom.  Base salary is intended to aid in the attraction and retention of talent in a competitive market and is generally targeted at the market median, although actual salaries may be higher or lower as a result of various factors, including those given above as well as individual performance, internal pay equity within Hill-Rom and the degree of difficulty in replacing the individual.

The base salaries of senior management are reviewed by the Compensation Committee on an annual basis, generally during the first quarter of the fiscal year, as well as at the time of promotion or significant changes in responsibility.  Executives are eligible for base salary increases based on individual performance, as well as market benchmarking that helps the Compensation Committee assess the Company’s competitiveness for talent. Individual performance is determined by use of an internal performance management system, which differentiates individual achievement. Market benchmarking is done via the Compensation Committee’s independent consultant, as well as with reference to publicly reported compensation data. For fiscal year 2014, the Compensation Committee granted the following increases which reflect the Committee’s assessment of the executives’ performance during the preceding year, as well as the Compensation Committee’s consideration of market benchmarking for similarly placed executives:

Name	2013 Salary	2014 Salary	% Increase
John J. Greisch	$945,000	$965,000	2%
Alejandro Infante Saracho	$400,350	$412,000	3%
Susan R. Lichtenstein	$444,720	$453,614	2%
Michael S. Macek	$210,125	$221,000	5%
Gregory Pritchard	$408,000	$408,000	0%

Annual Cash Incentives

Overview.  All named executive officers participate in our Incentive Plan, which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation.  The Incentive Plan provides for a maximum award equal to 2.0% of our EBITDA (as adjusted) for our CEO and 1.0% for each other named executive officer.  However, in determining actual awards made under the plan, the Compensation Committee has the discretion to, and has in the past, paid actual awards which are lower than the maximum awards.  The committee exercises this negative discretion by reference to the Company wide Short-Term Incentive Compensation Plan (the “STIC Plan”), which is discussed herein.  The objective of the STIC Plan is to provide a total level of cash compensation that involves the achievement of internal performance objectives, which take into consideration the competitive market median of total cash compensation.

Each named executive officer receives a target award that (1) is adjusted upwards or downwards based on achieving Company-wide targets, which set the STIC Funding Percentage, and (2) may be adjusted upwards or downwards based on individual targets and measures.   To the extent that compensation under the Incentive Plan exceeds the compensation that the executive would have been paid under the STIC Plan, the committee has in the past reduced the payment under the Incentive Plan to match the hypothetical payment under the STIC Plan.

STIC Payment Calculation.  The final STIC Plan payment to any individual is calculated by multiplying (a) the STIC Funding Percentage by (b) the Individual STIC Performance by (c) the STIC Target Opportunity by (d) base salary.

STIC Funding Percentage.  Under the terms of the STIC Plan, the Compensation Committee establishes a STIC Plan pool each year that is funded based upon the achievement of pre-established performance objectives.  The STIC Plan pool is generally funded at between 30% and 150% of aggregate target opportunities.

For fiscal year 2013, the targets and achievements (in thousands) were as follows:

	Threshold	Target	Maximum	Weight	Actual	Achievement
Revenue	$1,578	$1,753	$1,928	40%	$1,716	39.2%
Adjusted EBITDA*	$287	$338	$389	60%	$311	49.1%
Total Weighted Average Achievement						88.3%
*Adjusted for the impact of acquisitions and various one-time events (such as litigation settlements, changes in accounting policies, and certain other unusual charges or benefits) from our as-reported financial results.  These amounts may differ from our reported adjusted numbers.

The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.  In addition, in order to encourage management to take actions in the best interests of Hill-Rom, the Compensation Committee has the discretion to exclude nonrecurring special charges and amounts from the calculation of these targets.  At its November 2013 meeting, the Compensation Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and determined that based on our performance in fiscal year 2013, the aggregate STIC Funding Percentage was 88.3%.  For fiscal year 2014, the Company determined targets and measures will be based on revenue and adjusted earnings per share.

Individual STIC Performance.  The Compensation Committee uses its discretion to assess achievement of individual targets.  Such assessment yields an Individual STIC Performance percentage, which ranged from 90% to 115% in fiscal 2013 for our named executive officers.  The individual targets and measures are targets specific to the officer’s area of responsibility, such as sales, operating income, cash flow, and demonstrated management and leadership, as appropriate.

STIC Target Opportunity.  For fiscal year 2013, the CEO target opportunity was 100% of base salary, 40% for Mr. Macek, 75% for Mr. Guinan, and 60% for the other Named Executive Officers.  For fiscal year 2014, the CEO target opportunity will be 110% and 60% or 70% for the other Named Executive Officers.

Long-Term Equity Awards

Overview:  Hill-Rom’s Stock Incentive Plan provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make strategic long-term decisions, and to better enable Hill-Rom to attract and retain capable directors and executive personnel.

Hill-Rom’s long-term incentive compensation program provides a portfolio approach to long-term incentives by providing:

•	Awards, at target, that are aligned with competitive market levels;

•	Payouts that correlate with high performance resulting in increased payouts and low performance resulting in reduced payouts;

•	A mix of awards representative of typical market practice; and

•	Awards that support internal equity among Hill-Rom’s executives.

In addition, the Compensation Committee considered the Stock Incentive Plan share usage rate, number of plan participants and potential aggregate target awards for participants in the process of determining target award levels and the mix of long-term incentive awards.

LTI Target Opportunity.  For fiscal years 2013 and 2014, the CEO target opportunity was and will be 400% of base salary, 60% for Mr. Macek, and 175% for the other Named Executive Officers, other than Mr. Guinan, whose fiscal year 2013 target opportunity was 200% (none of which vested due to his separation from the Company).  Moreover, in recognition of Mr. Greisch’s contributions to substantial shareholder value creation in 2013 and to ensure the continuity of future leadership, the Compensation Committee made an additional RSU grant in fiscal year 2014 of $2 million, half of which vests in three years, and half of which vests in five years.  Similarly, our Named Executive Officers received additional RSU grants of $100,000 or $200,000, which vest in three years.

Stock Options and RSUs.  Our RSUs generally vest on a three-year cliff basis, and our stock options generally vest in four equal annual installments.

Performance Based Share Units or PSUs.  These awards provide the opportunity to earn shares of Hill-Rom stock based on achievement of performance objectives and completion of a three-year vesting period. For the PSU awards granted in fiscal years 2011, 2012 and 2013, vesting is based on relative TSR, a stock performance metric based upon share price appreciation and dividends paid to our shareholders.  For fiscal year 2014 PSU vesting is based on the level of achievement (between 0% and 150% of target) against a one-year adjusted free cash flow metric, as further modified by TSR achievement (also from 50% to 150%) over the three-year vesting period.    Consequently, in both cases ultimate PSU value will vary depending on Hill-Rom’s TSR during the three year performance period as compared to a peer group of other companies.   Fiscal year 2011 PSU grants did not vest as TSR performance fell below the threshold level, demonstrating pay for performance alignment in our compensation program.  Our PSU peer group comprises mid-cap medical technology companies and includes the companies used to evaluate our overall compensation levels plus the S&P Mid-Cap Health Care Index Companies.

Fiscal Year 2012 – Fiscal Year 2013 PSU Grants
Company’s TSR over Three Year Performance Period	% of Target Award Vested
Less than 25th percentile	0%
25th percentile*	50%
35th percentile	64%
45th percentile	79%
50th percentile	86%
60th percentile**	100%
*Awards between 25th and 60th percentile are made based on a straight-line interpolation.
**Performance above 60th percentile may be awarded bonus shares up to 100% of the target amount at the discretion of the Compensation Committee

	Fiscal Year 2014 PSU Grants
Performance Level	Free Cash Flow Achievement Modifier	Relative TSR Achievement Modifier*	Total Performance Modifier
Below Threshold	0%	0%	0%
Threshold	50%	50%	25%
Target	100%	100%	100%
Maximum	150%	150%	225%
*Modifies one-year adjusted free cash-flow achievement based on three-year TSR measurement period. Modifiers between the threshold and maximum percentile amounts are based on straight-line interpolation.

Share Ownership Guidelines.  In order to align the interests of executives to the long-term performance of the Company, executive officers are required to own a certain amount of Hill-Rom stock within five years of joining the Company. The Chief Executive Officer is required to achieve ownership of Hill-Rom common stock valued at four times annual base salary.  Each of the other executive officers is required to achieve ownership of Hill-Rom common stock valued at two times annual base salary, in each case within five years of becoming an executive officer.   Shares owned outright (including vested deferred shares) and deferred stock shares, whether vested or unvested, count toward the required ownership level.  This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.  Since none of our executive officers have been with the Company for more than five years, none are currently required to meet these guidelines.  However, all are on their way to accruing the shares to meet the target by their five year anniversaries.

Hill-Rom’s Compensation Recoupment Policy.  Under our Compensation Recoupment Policy, the Compensation Committee can recoup from an executive officer all performance-based compensation and any trading profits on trades in Hill-Rom securities received during the prior 24 months in the event there is a material restatement of financial results due to misconduct of the executive officer from whom recoupment is sought. The Policy gives the Compensation Committee discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Timing of Equity Grants.  We generally make all equity grants to our executives on an annual basis (except in the case of a new hire or promotion), and these grants have historically been made at our November Board meeting.  Consequently, they are made approximately one month after the release of our fiscal year-end financial results.

Anti-Hedging/Anti-Pledging Policy.  Hill-Rom has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions.   Consequently, no employee, officer or director may enter into a hedge or pledge of Hill-Rom stock.  Any exception to this policy must be made by requesting a waiver from the entire Board, and such request must (1) be submitted at least thirty (30) days in advance of the proposed transaction date, (2) contain the relevant transaction documents and a summary thereof, and (3) contain a justification for the request.  The Board has never granted a waiver under this policy.

Retirement and Change in Control Agreements

Overview.  Hill-Rom believes that it is in the best interests of it and its shareholders to have the unbiased dedication of its executives, without the distraction of personal uncertainties such as retirement or a change in control.  Hill-Rom has designed its senior management retirement and other post-employment benefit programs to reduce such distraction.  We also believe that these benefits are at market levels and competitive with those of other comparable companies.  In addition to our Company-wide retirement programs (including our 401(k) and our pension plan, which has stopped taking new entrants), we have several other programs in place.

Normal Retirement Guidelines.  Executives who are at least 55 years of age and with 5 years length of service are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan.  These guidelines are incorporated into each individual equity award agreement and have been approved by the Compensation Committee.  The following is allowed upon retirement:

•	accelerated vesting of outstanding time-based RSUs and stock options, which have been held for at least one year;

•	partial vesting of outstanding PSUs and/or performance-based stock options, which have been held for at least one year and for which performance objectives have been achieved; and

•	an extension of up to three years of the time to exercise eligible outstanding stock options.

Supplemental Executive Retirement Plan.  The Hill-Rom Holdings, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under our Company-wide pension plan or 401(k) plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986.

Change in Control Agreements.  Hill-Rom has a Change in Control agreement in place with each Named Executive Officer other than Mr. Macek.  These change in control agreements are of the form commonly referred to as “double-trigger” agreements, in that they are triggered only in the event that an executive is terminated in connection with a change in control, not merely if a change in control occurs.  Moreover, they do not contain any excise tax gross-up provisions.  They are intended to encourage continued employment by Hill-Rom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board of Directors regarding any proposed change in control without concern that such personnel might be unduly distracted by the uncertainties and risks created by the proposed transaction.  In addition, certain long-term equity awards that our executives hold may vest upon a change of control, even if the executive is not terminated.  The terms of this vesting are controlled by the applicable equity award agreements and not by the change in control agreements.  For information on the potential payments to executives on a change of control, see “Potential Payments Upon Termination or Change in Control”.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits in order to remain competitive with the market, in attracting and retaining qualified executives.  Hill-Rom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hill-Rom and its shareholders.  None of our NEOs receive any excise tax or prerequisite gross-ups.

Employment Agreements

We have entered into an employment agreement with each of our Named Executive Officers.  We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information.  Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees.  The current employment agreements set forth the basic duties of the executive officers and provide that each executive officer is entitled to receive, in addition to base salary, incentive compensation payable in our discretion and such additional compensation, benefits and perquisites as we may deem appropriate.  The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement.  See “Potential Payments Upon Termination or Change in Control” for further information regarding payments due upon termination. The employment agreements also contain non-competition and non-solicitation agreements of the executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the executive officer’s employment.

Compensation of Named Executive Officers

The following tables and notes set forth compensation information for the fiscal years ended September 30, 2013, 2012 and 2011 for our Named Executive Officers.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	Compensation (4)	Compensation (5)	Total

JOHN J. GREISCH	2013	$942,644	None	$2,331,985	$952,230	$832,355	$193,597	$5,252,811
President and Chief Executive Officer,	2012	$920,970	None	$1,404,277	$1,850,004	$442,894	$192,185	$4,810,330
Member of the Board of Directors	2011	$887,397	None	$1,448,171	$1,800,207	$1,197,986	$175,002	$5,508,763

MICHAEL S. MACEK (6)	2013	$208,875	None	$79,690	$32,542	$84,841	$10,627	$416,575
Vice President Financial Planing and Analysis,
Treasurer and Interim Chief Financial Officer

MARK J. GUINAN (7)	2013	$309,119	None	$583,342	$238,194	$0	$55,628	$1,186,283
Former Senior Vice President and	2012	$460,904	None	$387,020	$509,851	$150,541	$141,302	$1,649,618
Chief Financial Officer	2011	$360,000	$200,000	$1,612,059	$778,440	$400,950	$59,471	$3,410,920

ALEJANDRO INFANTE SARACHO	2013	$399,425	None	$432,253	$176,496	$246,885	$52,602	$1,307,661
Senior Vice President and	2012	$391,291	None	$234,639	$309,097	$102,150	$49,729	$1,086,906
President International	2011	$380,589	None	$298,151	$370,613	$262,036	$50,680	$1,362,069

SUSAN R. LICHTENSTEIN	2013	$443,693	None	$480,165	$196,057	$235,068	$53,649	$1,408,632
Senior Vice President, Corporate Affairs,	2012	$433,953	None	$318,548	$419,650	$119,250	$52,704	$1,344,105
Chief Legal Officer and Secretary	2011	$422,254	None	$297,995	$370,430	$376,228	$53,978	$1,520,885

GREGORY PRITCHARD (8)	2013	$407,058	None	$502,170	$205,051	$194,093	$49,836	$1,358,208
Former Senior Vice President and
President Surgical and Respiratory Care

1)	In 2011 Mr. Guinan received a one-time sign-on cash award upon commencement of his employment to compensate him for the bonus opportunity foregone at his previous employer upon joining Hill-Rom.

2)
The 2013 and 2011 amounts in this column represent the grant date fair value of time-based RSUs granted during the applicable fiscal year, excluding a reduction for risk of forfeiture. Also included is the grant date fair value of PSUs granted during fiscal 2013, 2012 and 2011 to certain officers based upon the target achievement of the performance conditions as of the grant date as more fully described in the footnotes to the Grants of Plan-Based Awards Table.  These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2013.

3)
The amounts in this column represent the grant date fair value of time-based stock options granted during the applicable fiscal years, excluding the reduction for risk of forfeiture.  These grant date fair values were based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2013.

4)	The amounts in this column represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under our 162(m) Incentive Plan.

5)	Please refer to the “All Other Compensation” table below for further information:

All Other Compensation for Fiscal Year 2013

Name	401(k) (a)	Supp 401(k) (a)	Other Benefits	Total All Other Compensation
Mr. Greisch	$17,650	$170,239	$5,708	$193,597
Mr. Macek	$10,570	$0	$57	$10,627
Mr. Guinan	$17,650	$29,951	$8,027	$55,628
Mr. Infante Saracho	$17,650	$26,859	$8,093	$52,602
Ms. Lichtenstein	$17,650	$31,803	$4,196	$53,649
Mr. Pritchard	$20,940	$25,086	$3,810	$49,836

a)	Amounts represent Company matching contributions to the Named Executive Officer’s accounts in the applicable plans: 401(k) Savings Plan and 401(k) Savings Plan portion of the SERP.

6)	Effective July 26, 2013, Mr. Macek was elected as our Interim Chief Financial Officer. Prior to fiscal 2013, Mr. Macek was not a Named Executive Officer.

7)
Prior to his resignation on July 26, 2013, Mr. Guinan was elected as our Senior Vice President and Chief Financial Officer on December 13, 2010.  The stock and option awards amounts disclosed above do not reflect forfeitures resulting from Mr. Guinan’s resignation.

8)
Mr. Pritchard was elected as our Senior Vice President and President Surgical and Respiratory Care on July 23, 2012, joining Hill-Rom in connection with our acquisition of Aspen Surgical.  He stepped down from his position on November 11, 2013, but remains an employee of the company.

Grants of Plan-Based Awards For Fiscal Year Ended September 30, 2013

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2013. All equity awards granted during fiscal year 2013 were granted under our Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:	Exercise or	Grant Date Fair Value of
Name	Grant Date	Actual Amount 2013	Min	Target	Maximum	Min	Target	Maximum	Number of Shares or Stock Units (3)	Base Price of Option Awards (4)	Stock and Option Awards (5)

John J. Greisch		$832,355	-	$942,644	$2,120,949
	11/13/2012								120,383	$26.94	$952,230
	11/13/2012								35,078		$945,001
	11/13/2012					-	70,156	70,156			$1,386,984

Michael S. Macek		$84,841	-	$83,550	$187,988
	11/13/2012								4,114	$26.94	$32,542
	11/13/2012								1,199		$32,301
	11/13/2012					-	2,397	2,397			$47,389

Mark J. Guinan (6)		-	-	-	-
	11/13/2012								30,113	$26.94	$238,194
	11/13/2012								8,775		$236,399
	11/13/2012					-	17,549	17,549			$346,943

Alejandro Infante Saracho		$246,885	-	$279,598	$629,096
	11/13/2012								22,313	$26.94	$176,496
	11/13/2012								6,502		$175,164
	11/13/2012					-	13,004	13,004			$257,089

Susan R. Lichtenstein		$235,068	-	$266,216	$598,986
	11/13/2012								24,786	$26.94	$196,057
	11/13/2012								7,223		$194,588
	11/13/2012					-	14,445	14,445			$285,577

Gregory Pritchard		$194,093	-	$244,235	$549,529
	11/13/2012								25,923	$26.94	$205,051
	11/13/2012								7,554		$203,505
	11/13/2012					-	15,107	15,107			$298,665

1)
Amounts represent actual and the potential cash awards that could be paid under our Section 162(m) Incentive Plan, assuming that the Compensation Committee exercises its negative discretion by reference to our STIC Plan.

2)
The amounts under the “Maximum” column reflect the number of PSUs granted to the Named Executive Officer on November 13, 2012. They represent the amount of shares the Named Executive Officer will receive if the target performance goals are met during the three-year performance period. Refer to the “Long-Term Equity Awards” section of the Compensation Discussion and Analysis for further details.

3)
Amounts under this column represent stock options and RSU’s granted to our Named Executive Officers during fiscal year 2013.  The exercise price for these stock options is the fair market value of our common stock on the grant date, as described in Footnote 4 below.  For RSU’s, the value eventually realized by the Named Executive Officer is based on the fair market value of our common stock on the vesting dates.  The vesting schedules for these awards, and other unvested awards granted to our Named Executive Officers prior to fiscal year 2013, are disclosed in the footnotes to the Outstanding Equity Awards at September 30, 2013 table.

4)	The average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date.

5)
The grant date fair values of stock and option awards granted to our Named Executive Officers are based on the methodology set forth in Notes 1 and 7 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2013.

6)	Due to Mr. Guinan’s resignation on July 26, 2013, he forfeited the awards granted on November 13, 2012.

Outstanding Equity Awards At September 30, 2013

The following table summarizes the number and terms of stock options, deferred stock shares and PSUs outstanding for each of the Named Executive Officers as of September 30, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexcercisable	Option Grant Date (1)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

John J. Greisch	155,990	51,997	1/8/2010	$23.92	1/8/2020	1/8/2010	17,628	$631,608
	73,839	73,840	11/16/2010	$38.81	11/16/2020	11/16/2010			46,386	$1,662,010
	47,290	141,872	11/29/2011	$30.63	11/29/2021	11/29/2011			60,399	$2,164,096
	0	120,383	11/13/2012	$26.94	11/13/2022	11/13/2012	35,639	$1,276,939	70,156	$2,513,689

Michael S. Macek	2,250	0	5/27/2008	$31.35	5/27/2018
	0	774	12/3/2009	$23.26	12/3/2019	12/3/2009	411	$14,712
	1,436	1,436	11/16/2010	$38.81	11/16/2020	11/16/2010			902	$32,319
						3/8/2011	2,015	$72,208
	0	4,602	11/29/2011	$30.63	11/29/2021	11/29/2011			1,959	$70,191
	0	4,114	11/13/2012	$26.94	11/13/2022	11/13/2012	1,218	$43,647	2,397	$85,885

Mark J. Guinan (5)

Alejandro Infante Saracho	10,302	3,435	5/6/2010	$31.69	5/6/2020
	15,201	15,202	11/16/2010	$38.81	11/16/2020	11/16/2010			9,550	$342,177
	7,901	23,704	11/29/2011	$30.63	11/29/2021	11/29/2011			10,092	$361,596
	0	22,313	11/13/2012	$26.94	11/13/2022	11/13/2012	6,606	$236,691	13,004	$465,933

Susan R. Lichtenstein	14,718	4,907	5/6/2010	$31.69	5/6/2020
	15,194	15,194	11/16/2010	$38.81	11/16/2020	11/16/2010			9,545	$341,997
	10,727	32,182	11/29/2011	$30.63	11/29/2021	11/29/2011			13,701	$490,907
	0	24,786	11/13/2012	$26.94	11/13/2022	11/13/2012	7,338	$262,938	14,445	$517,564

Gregory Pritchard	0	25,923	11/13/2012	$26.94	11/13/2022	11/13/2012	7,675	$274,987	15,107	$541,284

1)	Unvested stock options based solely on continued employment will become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

2)	Unvested RSUs based solely on continued employment will vest in accordance with the following vesting schedules. The amounts include reinvested dividends.

Grant Date	Remaining Vesting Schedules (as of 9/30/2013)
11/13/2012	Fully vest on 11/14/2015
3/8/2011	Fully vest on 3/9/2014
1/8/2010	20% on 1/9/2012, 30% on 1/9/2013 and 50% on 1/9/2014
12/3/2009	Vests in four equal annual installments beginning on 12/4/2010

3)	Market value is determined by multiplying the number of unvested RSUs and/or PSUs by $35.83, the closing price per share of our common stock on September 30, 2013.

4)
Represents PSUs granted on November 16, 2010, November 29, 2011, and November 13, 2012.  The performance and service periods for the PSU’s granted on November 16, 2010 ended at the close of business on September 30, 2013 and the awards did not vest as of October 1, 2013 as performance targets were not achieved.

5)	As a result of Mr. Guinan’s resignation, effective July 26, 2013, no equity awards were outstanding as of September 30, 2013.

Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2013

The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2013 for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting

John J. Greisch	-	-	10,457	$320,402

Michael S. Macek	3,751	35,861	975	$27,268

Mark J. Guinan	13,033	79,718	10,127	$293,480

Alejandro Infante Saracho	-	-	5,755	$200,389

Susan R. Lichtenstein	-	-	8,220	$286,220

Gregory Pritchard	-	-	-	-

1)	The pre-tax amounts indicated include a portion of dividends accrued and paid on the date the stock awards vested.

Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2013

Name	Plan (2)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)

John J. Greisch	SERP	-	$170,239	$48,376	None	$681,104

Michael S. Macek	SERP	-	-	-	None	-

Mark J. Guinan	SERP	-	$29,951	$10,344	None	$113,278

Alejandro Infante Saracho	SERP	-	$26,859	$7,687	None	$90,110

Susan R. Lichtenstein	SERP	-	$31,803	$7,188	None	$104,709

Greg Pritchard (1)	SERP	-	$25,086	$1,426	None	$28,882

1)	Mr. Pritchard was not a Named Executive Officer during in fiscal year 2012, but did receive employer contributions of $2,370 during fiscal year 2012.

2)
We maintain a 401(k) Savings Plan portion of the SERP to provide additional retirement benefits to certain employees whose retirement benefits under the 401(k) Savings Plan are limited under the Internal Revenue Code of 1986.  The additional retirement benefits provided by the SERP are for certain participants chosen by the Compensation Committee, and they may annually receive an additional benefit of a certain percentage of their Compensation for such year.  “Compensation” under the SERP means the corresponding definition of compensation under the 401(k) Savings Plan plus a percentage of a participant's eligible compensation as determined under our STIC Program.  A lump sum cash payment is available to the participant beginning on the six-month anniversary of the date of the Named Executive Officer’s termination of employment (except for termination for cause, where the entire SERP is forfeited).

3)
Amounts represent earnings on the registrants SERP balances for the fiscal year. The Plan’s investment approach provides for investments mirroring the employee’s investment allocation under the 401(k).

4)
Of the amounts shown in this column related to the SERP, all of the following amounts represent Company contributions reported in the Summary Compensation Table of this Proxy Statement and previous Proxy Statements.

	Plan	Aggregate Amount Reported in the Summary Compensation Table of Previous Proxy Statements
John J. Greisch	SERP	$427,773

Mark J. Guinan	SERP	$67,433

Alejandro Infante Saracho	SERP	$51,330

Susan R. Lichtenstein	SERP	$61,092

Gregory Pritchard	SERP	N/A

Potential Payments Upon Termination or Change in Control

Benefits Payable Upon Termination Under Employment Agreements

Based upon a hypothetical termination date of September 30, 2013, the benefits would be as follows:

John J. Greisch
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,610,178	$2,427,224	$8,248,353	$9,920		$12,295,675

Death	$536,346	$2,427,224	$8,248,353	$7,340		$11,219,263

Termination Without Cause	$1,926,346			$9,920	$10,000	$1,946,266

Resignation With Good Reason	$1,926,346			$9,920	$10,000	$1,946,266

Termination for Cause	$36,346					$36,346

Resignation Without Good Reason	$36,346					$36,346

Retirement	$36,346					$36,346

Michael S. Macek
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,919,466	$70,233	$318,959	$4,992		$2,313,650

Death	$432,373	$70,233	$318,959	$0		$821,565

Termination Without Cause	$117,185			$2,496	$0	$119,681

Resignation With Good Reason	$12,123			$0	$0	$12,123

Termination for Cause	$12,123					$12,123

Resignation Without Good Reason	$12,123					$12,123

Retirement	$12,123					$12,123

Mark J. Guinan (6)

Alejandro Infante Saracho
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$2,006,956	$335,844	$1,406,399	$14,450		$3,763,649

Death	$523,097	$335,844	$1,406,399	$13,070		$2,278,410

Termination Without Cause	$423,447			$14,450	$10,000	$447,897

Resignation With Good Reason	$423,447			$14,450	$10,000	$447,897

Termination for Cause	$23,097					$23,097

Resignation Without Good Reason	$23,097					$23,097

Retirement	$23,097					$23,097

Susan R. Lichtenstein
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,576,019	$408,009	$1,613,389	$15,654		$3,613,071

Death	$525,657	$408,009	$1,613,389	$13,074		$2,560,129

Termination Without Cause	$470,377			$15,654	$10,000	$496,031

Resignation With Good Reason	$470,377			$15,654	$10,000	$496,031

Termination for Cause	$25,657					$25,657

Resignation Without Good Reason	$25,657					$25,657

Retirement	$25,657					$25,657

Gregory Pritchard
		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Event	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,765,403	$230,455	$816,279	$14,450		$2,826,587

Death	$523,484	$230,455	$816,279	$13,070		$1,583,288

Termination Without Cause	$430,542			$14,450	$10,000	$454,992

Resignation With Good Reason	$430,542			$14,450	$10,000	$454,992

Termination for Cause	$23,484					$23,484

Resignation Without Good Reason	$23,484					$23,484

Retirement	$23,484					$23,484

1)
Benefits provided under our disability plans are based on various circumstances including the Named Executive Officer meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third party insurance carrier.  The following assumptions were used to determine the salary and other cash payment amount for permanent disability: normal retirement age is based on the Social Security Normal Retirement Age Table, short-term disability benefits are based on salary continuation for 26 weeks; long-term disability benefits are based on the lesser of 60% of the Named Executive Officer's monthly earnings or $15,000 per month; and a 5.0% discount rate.

2)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon permanent disability or death.  The amounts were calculated based on the closing stock price of $35.83 on September 30, 2013.

3)
The amounts indicated represent the market value of all unvested RSUs and PSUs that would have vested immediately and been distributed upon permanent disability or death.  The amounts were calculated based on the closing stock price of $35.83 on September 30, 2013.

4)
Amounts represent the dollar value of the incremental cost to Hill-Rom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

5)	Mr. Guinan resigned on July 26, 2013 and was not eligible for payments upon termination as of September 30, 2013.

Benefits Payable Under Change in Control Agreements

Based upon a hypothetical Change in Control date of September 30, 2013, the Change in Control Benefits with and without a termination of employment would be as follows:

								Acceleration of Stock Based Awards
Name	Salary	Incentive Comp.	Continuation Of Health and Welfare Benefits	Vacation Benefits	Retirement Savings Plan Benefits	Limited Outplacement Assistance	Continuation of Term Life Insurance Coverage	Stock Options (1)	RSUs (2)	Performance Based Awards (3)	Total

John J. Greisch
With termination	$2,835,000	$945,000	$22,020	$36,346	$1,191,821	$10,000	$7,740	$2,427,224	$1,908,557	$3,826,106	$13,209,814
Without termination								$2,427,224	$1,908,557	$0	$4,335,780

Michael S. Macek (4)
With termination	$105,062	$0	$2,244	$12,123	$0	$0	$252	$33,660	$86,920	$102,510	$342,771
Without termination								$33,660	$86,920	$0	$120,580

Mark J. Guinan (5)

Alejandro Infante Saracho
With termination	$658,673	$230,536	$21,531	$23,097	$90,110	$8,226	$2,273	$325,433	$233,671	$578,752	$2,172,302
Without termination								$325,433	$233,671	$0	$559,104

Susan R. Lichtenstein
With termination	$765,275	$229,582	$22,520	$25,657	$104,709	$8,604	$4,444	$398,294	$260,279	$716,457	$2,535,821
Without termination								$398,294	$260,279	$0	$658,573

Greg Pritchard
With termination	$814,116	$244,235	$26,140	$23,484	$28,882	$10,000	$2,760	$230,455	$274,995	$0	$1,655,068
Without termination								$230,455	$274,995	$0	$505,451

1)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would become immediately vested and exercisable upon a change in control.  The amounts were calculated based on the closing stock price of $35.83 on September 30, 2013, and assume that the options granted were cashed out on the hypothetical change in control.

2)
The amounts indicated represent the intrinsic value of all unvested RSUs that would become immediately vested and exercisable upon a change in control.  The amounts were calculated based on the closing stock price of $35.83 on September 30, 2013.

3)
The amounts indicated represent the intrinsic value of all unvested PSUs that would become immediately vested and exercisable upon a change in control.  The amounts were calculated based on the closing stock price of $35.83 on September 30, 2013.  The PSU grant agreements require the NEOs to continue employment through the day after the first anniversary date of the PSU awards before such awards can become immediately vested under the NEOs change in control agreements.

4)
Mr. Macek does not have a change in control agreement with the Company.  The benefits available to Mr. Macek following a change of control are subject to terms of his employment and stock award agreements.

5)	Mr. Guinan resigned from the Company on July 26, 2013 and was not entitled to any payments under a change in control agreement as of September 30, 2013.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors of Hill-Rom Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2013.

Submitted by the Compensation and Management Development Committee

Ronald A. Malone (Chair)
Joanne C. Smith, M.D.
Rolf A. Classon

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to Hill-Rom as well as the skill-level required for members of the Board. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program on an annual basis, with the assistance of the compensation consulting firm used by the Compensation Committee. Directors who are also employees of Hill-Rom receive no additional remuneration for services as a director.

Non-Employee Director Compensation for Fiscal Year 2013 and Fiscal Year 2014

For the fiscal year ended September 30, 2013, our non-employee directors (other than the Chair of the Board) received an annual cash retainer of $50,000; the Chair of the Board of Directors’ annual retainer is $100,000.  Committee members, other than the Chair of the Board, receive a fee of $1,500 for each committee meeting attended, in person or by telephone.  Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees receive an additional $12,500, $10,000 and $10,000 annual retainer, respectively.   In addition, each non-employee director is, on the first trading day following the close of each annual meeting of the Company’s shareholders, awarded vested deferred RSUs valued at $140,000 ($170,400 in the case of the Chair of the Board), rounded up to the next whole share.   Delivery of shares of common stock underlying these RSUs occurs on the later of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors.  In fiscal year 2013 the annual grant consisted of 5,051 vested deferred RSUs for the Chair of the Board and 4,150 for each other non-employee director.  A new director may receive a pro-rata portion of the annual award representing time served during the fiscal year of joining the Board of Directors.  Director Compensation for fiscal year 2014 will be unchanged from fiscal year 2013.

Director Compensation Table For Fiscal Year Ending September 30, 2013

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	All Other Compensation (3)	Total
Rolf A. Classon	$100,000	$170,421	-	$216	$270,637

James R. Giertz	$65,000	$140,021	-	$216	$205,237

Charles E. Golden	$91,000	$140,021	-	$216	$231,237

W August Hillenbrand (4)	$50,000	$140,021	-	$140	$190,161

William H. Kucheman	$46,500	$140,021	-	$126	$186,647

Ronald A. Malone	$78,000	$140,021	-	$216	$218,237

Eduardo R. Menascé	$69,500	$140,021	-	$216	$209,737

Joanne C. Smith, M.D.	$82,500	$140,021	-	$216	$222,737

1)
The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Chair of each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, the additional annual retainer is also included.  For Mr. Golden and Mr. Hillenbrand, amounts include $30,000 and $50,000, respectively, of cash fees deferred into our common stock.

2)
The amounts indicated represent the grant date fair value of RSUs granted to our non-employee directors during fiscal year 2013.  The determination of this value was based on the methodology set forth in Notes 1 and 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2013.

As of September 30, 2013, our non-employee directors owned aggregate stock awards in the following amounts (in shares): Rolf A. Classon 58,980, James R. Giertz 14,600, Charles E. Golden 36,447, W August Hillenbrand 28,055, William Kucheman 4,198, Ronald A. Malone 22,800, Eduardo R. Menascé 26,388, and Joanne C. Smith, M.D. 36,447.

3)
Amounts in this column represent the dollar value of the voluntary director life and accidental death and dismemberment insurance premiums paid by us during fiscal year 2013 on behalf of each director.

4)	Mr. Hillenbrand resigned from the Board of Directors in January 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Hill-Rom's equity compensation plans as of
September 30, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by share holders	3,376,987	$29.60	5,342,518

Equity compensation plans not approved by share holders(2)(3)	13,016	$0.00
Total	3,390,003	$29.60	5,342,518 (4)

1)	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding stock options.

2)
Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees.  All shares granted under this program are contingent upon continued employment over specified terms.  Dividends, payable in stock equivalents accrue on the grants and are subject to the same specified terms as the original grants.  Under this program, a total of 4,887 deferred shares will be issuable at a future date.

3)
Members of the Board of Directors may elect to defer fees earned and invest them in Hill-Rom common stock under the Hill-Rom Holdings Directors' Deferred Compensation Plan, which has not been approved by share holders.  Under this program, a total of 8,129 deferred shares will be issuable at a future date.

4)	Amount consists of 4,799,936 shares available for issuance under our Stock Incentive Plan and 542,582 shares available for purchase under our Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2013.  Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners, except for Form 4 filings for executive officers for their annual grants that should have been made on November 14, 2013.

HILL-ROM HOLDINGS, INC. 1069 STATE ROUTE 46 EAST BATESVILLE, IN 47006
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	All	All	Except	individual nominee(s), mark “For All
The Board of Directors recommends you vote FOR the following:				Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees:

01 Rolf A. Classon 02 William G. Dempsey 03 James R. Giertz 04 Charles E. Golden 05 John J. Greisch
06 William H. Kucheman 07 Ronald A. Malone 08 Eduardo R. Menascé 09 Joanne C. Smith, M.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2 To approve, by non-binding advisory vote, executive compensation.			☐	☐	☐

3 Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2014.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

PROXY

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Rolf A. Classon and Joanne C. Smith, M.D., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on March 7, 2014 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side